Exhibit 99.1

CONTACTS

Tierney Saccavino
Acorda Therapeutics
(914) 347-4300 ext. 104
tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Receives Additional $5 Million from Paul Capital Healthcare

HAWTHORNE, NY, February 7, 2007 — Acorda Therapeutics (NASDAQ: ACOR) announced today that it has received a second, $5 million payment as part of its agreement with an affiliate of Paul Capital Healthcare (formerly Paul Royalty Fund) to receive a total of $10 million to fund the expansion of its Zanaflex Capsules™ salesforce from 32 to 65 professionals. The second payment was made upon the achievement of sales goals for 2006.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for SCI, MS and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules™ (tizanidine hydrochloride), a short-acting drug for the management of spasticity. For full prescribing information, please go to www.zanaflexcapsules.com. Acorda’s lead clinical stage product, Fampridine-SR, recently completed a Phase 3 study in people with MS.  The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

About Paul Capital Partners and Paul Capital Healthcare

Paul Capital Partners manages nearly $5 billion in equity capital commitments for its three investment platforms that include Healthcare Direct Investments (including royalty and revenue interests), Private Equity Secondaries and Top Tier Fund-of-Funds. The firm has offices in New York, San Francisco, Paris, London and Toronto. Paul Capital Healthcare is one of the largest dedicated healthcare funds globally, with $1.4 billion in equity capital commitments and debt facilities under management. Paul Capital Healthcare has made investments in the pharmaceutical, biotechnology, and medical device sectors valued at more than $850 million. These investments are focused on commercial stage companies and products, and consist of investments in the form of royalties, revenue interests, debt and equity. For more information, visit www.paulcapitalhealthcare.com

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics’ ability to successfully market and sell Zanaflex Capsules, the risk of unfavorable results from future studies of Fampridine-SR, delays in obtaining or failure to obtain FDA approval of Fampridine-SR, competition, the ability to obtain additional financing to support Acorda Therapeutics’ operations, unfavorable results from its preclinical programs, and failure to protect its intellectual property or to defend against the intellectual property claims of others. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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